                                                                    EXHIBIT 99.1

NEWS RELEASE

FANSTEEL INC. - ANNOUNCES FIRST QUARTER 2005 RESULTS

NORTH CHICAGO, ILLINOIS - May 12, 2005 - Fansteel Inc. ("Fansteel" or the
"Company") net sales were $13,231,000 for the quarter ended March 31, 2005. Net sales were $13,239,000 for the quarter ended March 31, 2004 with $10,543,000 attributable to the Company after emergence from Chapter 11 bankruptcy (the
"successor Company") and $2,696,000 attributable to the Company pre-emergence
(the "predecessor Company"). Sand casting sales of missile and helicopter products and powdered metal component sales to the hardware and law and garden markets increased in the first quarter 2005 compared with the first quarter
2004. This increase was offset by a decline in sales of investment casting due to the loss of a contract for truck engine components.

A net loss of $739,000 was reported in the first quarter 2005. The 2005 net loss included $1,032,000 in losses from discontinued operations and $18,000 in bankruptcy reorganization costs. Net income of $58,472,000 was reported for the first quarter 2004 with net income of $640,000 for the successor Company and a net income of $57,832,000 for the predecessor Company. The 2004 results for the successor Company included losses from discontinued operations of $434,000 while the results for the predecessor Company in 2004 included losses from discontinued operations of $109,000, bankruptcy reorganization costs of
$333,000, a gain from discharge of debt of $15,048,000 and Fresh-start accounting adjustments of $43,455,000.

Income from continuing operations before reorganization costs for the first quarter 2005 was $311,000. Income from continuing operations before reorganization costs, gains from debt discharge, and fresh start accounting adjustments for the first quarter 2004 was $845,000 with income of $1,074,000 for the successor Company and a loss of $229,000 for the predecessor Company.
Despite comparable sales for the first quarters in 2005 and 2004, income decreased due to a less favorable product mix than in the prior year.

The Company's amended joint reorganization plan became effective on January 23,
2004, at which time Fansteel emerged from its Chapter 11 bankruptcy.

Fansteel is a manufacturer of engineered metal components used in a variety of markets including military and commercial aerospace, automotive, energy, agricultural and construction machinery, lawn and garden equipment, and plumbing and electrical hardware industries.

This release contains "forward-looking statements" as defined under the Federal
Securities Laws that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: general economic conditions, including inflation, interest rate fluctuations, trade restrictions, and general debt levels; competitive factors, including price pressures, technological development, and products offered by competitors; inventory risks due to changes in market demand or business strategies; and changes in effective tax rates. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties. The Company is not obligated to update the forward-looking statements included in this news release except as required by law.

For further information, contact:
Gary L. Tessitore
Chairman, President and Chief Executive Officer
Fansteel Inc.
847-689-4900

Fansteel Inc. - Statement of Operations
(Unaudited)

                                          Successor                               Successor          Predecessor
                                           Company            Combined(1)          Company             Company
                                         ------------        ------------        ------------        ------------
                                             Three
                                             Months           Three Months        Two Months             One
                                             Ended               Ended              Ended             Month Ended
Thousands of dollars except per share      March 31,           March 31,          March 31,           January 23,
data                                          2005               2004               2004                 2004
                                         ------------        ------------        ------------        ------------

Net sales ......................         $     13,231        $     13,239        $     10,543        $      2,696
Operating income (loss) ........                  519               1,019               1,197                (178)
Other income (expense) .........                 (208)               (174)               (123)                (51)
Income (loss) before
  reorganization items, fresh
  start accounting adjustments
  and income taxes .............                  311                 845               1,074                (229)
Reorganization items ...........                  (18)               (333)               --                  (333)
Gain on debt discharge .........                --                 15,048                --                15,048
Fresh-start adjustments ........                --                 43,455                --                43,455
Income from continuing
   operations ..................                  293              59,015               1,074              57,941
Loss from discontinued
  operations ...................               (1,032)               (543)               (434)               (109)
Net income (loss) ..............         $       (739)       $     58,472        $        640        $     57,832
Weighted average common
   shares outstanding ..........                3,420                                   3,420               8,699
Basic and diluted net income
  (loss) per share(2)
     Continuing operations .....         $       0.09                            $       0.31        $       6.66
     Discontinued operations ...                (0.30)                                  (0.13)              (0.01)
     Net income (loss) .........         $      (0.21)                           $       0.18        $       6.65

(1)   The Company emerged from bankruptcy during its first quarter financial reporting period of 2004. For financial statement purposes, the Company's results of operations have been separated into pre and post January 23,
      2004 due to the change in basis of accounting in the underlying assets and liabilities. To facilitate a meaningful comparison of the Company's quarterly performance, the results of operations are presented on a traditional comparative basis for both periods. Accordingly, the results of operations for the quarter ended March 31, 2004 represent the mathematic addition of the historical amounts for the predecessor company for the one month ended January 23, 2004 and the successor company for the two months ended March 31, 2004.

(2)   Basic earnings per share and diluted earnings per share are the same.